Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 2nd Quarter Earnings

Ocean City, New Jersey – July 30, 2013 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,359,000, or $0.21 per diluted share, for the quarter ended June 30, 2013, as compared to $1,297,000, or $0.19 per diluted share, for the second quarter of 2012. Net income for the six months ended June 30, 2013 was $2,539,000, or $0.38 per diluted share, as compared to $2,651,000, or $0.39 per diluted share, for the same period in 2012.

In a separate release, the Company announced the partial redemption of $5 million principal amount of its 8.67% Capital Securities issued by Ocean Shore Capital Trust I, a wholly-owned subsidiary of the Company. The redemption date for the Capital Securities is August 30, 2013. The company will pay a redemption premium of $108,400 to be recorded in the third quarter of 2013.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of twelve full-service banking offices in eastern New Jersey.

“We are pleased to report increased net income for the second quarter of 2013 compared to both the first quarter of 2013 and the second quarter of 2012,” said Steven E. Brady, President and CEO.   “Growth in earning assets and continuing reductions in funding costs contributed to improved net interest income compared to the first quarter of 2013. Lower provisions for loan losses, an increase in other income and a reduction in operating expenses compared to the first quarter also contributed to higher net income.

“With the partial redemption of our trust preferred securities, which we announced today, net interest income will benefit from the reduction of annual interest expense of $434,000 without a significant reduction in our strong capital levels,” said Brady.

Balance Sheet Review

Total assets decreased $13.5 million, or 1.3%, to $1,032.0 million at June 30, 2013 from $1,045.5 million at December 31, 2012. Loans receivable, net, increased $15.0 million, or 2.1%, to $718.9 million at June 30, 2013 from $703.9 million at December 31, 2012. Investments and mortgage-backed securities increased $17.9 million, or 15.3%, to $134.6 million during the first six months of 2013. Cash and cash equivalents decreased $45.8 million, or 28.0%, to $117.7 million at June 30, 2013 from $163.4 million at December 31, 2012 as excess liquidity was deployed into loans and investments and used to fund deposit withdrawals. Loan originations and other advances totaling $95.6 million were offset by payoffs and payments received of $80.6 million resulting in a $15.0 million increase in the portfolio. The increase in investments and mortgage-backed securities resulted from purchases of $47.3 million offset by normal repayments, calls and payoffs of $29.4 million.

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Deposits decreased $14.7 million, or 1.8%, to $787.0 million at June 30, 2013 from $801.8 million at December 31, 2012. Checking accounts increased $14.7 million, savings accounts increased $7.6 million, certificates of deposit decreased $14.4 million and municipal deposits decreased $22.6 million at June 30, 2013 compared to December 31, 2012. Municipal deposits declined as a result of seasonal withdrawals and one less depositor. Total borrowings were unchanged at $125.5 million for the period ended June 30, 2013.

Asset Quality

The provision for loan losses totaled $192,200 for the second quarter of 2013 compared to $253,000 for the second quarter of 2012 and $202,000 for the first quarter of 2013. The allowance for loan losses totaled $4.1 million, or 0.57% of total loans, at June 30, 2013 compared to $4.0 million, or 0.57% of total loans, at December 31, 2012. The Company experienced $300,000 in net charge-off activity for the first six months of 2013 as compared to $490,000 in net charge-off activity for the first six months of 2012.

Non-performing assets totaled $5.6 million, or 0.54% of total assets, at June 30, 2013, compared to $6.7 million, or 0.64% of total assets, at December 31, 2012. Non-performing assets consisted of nineteen real estate residential mortgages totaling $3.4 million, one real estate commercial mortgage totaling $471,000, one real estate construction loan totaling $84,000, one commercial loan totaling $519,000, five consumer equity loans totaling $222,000 and six real estate owned properties totaling $909,000.

Income Statement Analysis

Net interest income decreased $267,000, or 3.9%, to $6.5 million for the second quarter of 2013 compared to $6.8 million in the second quarter of 2012. Net interest margin decreased 33 basis points in the quarter ended June 30, 2013 to 3.09% versus 3.42% for the quarter ended June 30, 2012 and 7 basis points from 3.16% for the quarter ended March 31, 2013. The decrease in net interest income in the second quarter of 2013 compared to the second quarter of 2012 was the result of a decrease of 61 basis points in the average yield on interest-earning assets to 4.12% offset by a decrease in the average cost of interest-bearing liabilities of 21 basis points to 1.05%, a decrease in the average interest-bearing liabilities of $2.8 million and an increase in the average interest-earning assets of $49.5 million.

Net interest income decreased $674,000, or 4.9%, to $13.0 million for the first six months of 2013 compared to the same period in the prior year. Net interest margin decreased 35 basis points for the six months ended June 30, 2013 to 3.12% versus 3.47% for the six months ended June 30, 2012. The decrease in net interest income for the six month period was the result of decrease of 64 basis points in the average yield on interest-earning assets to 4.19% and an increase in average interest-bearing liabilities of $14.4 million. These changes were offset by a decrease in the average cost of interest-bearing liabilities of 24 basis points to 1.06% and an increase in the average interest-earning assets of $45.0 million.

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Other income increased $159,000 to $1.1 million and $356,000 to $2.2 million, for the second quarter and first six months of 2013, respectively, compared to the same periods in 2012. The increase in other income resulted from increases in deposit account fees, cash surrender value of life insurance and debit card commissions over the prior periods.

Other expenses increased $58,000, or 1.1%, to $5.4 million for the second quarter of 2013, compared to $5.4 million for the second quarter of 2012. Other expenses increased $127,000, or 1.2%, to $10.9 million for the six months ended June 30, 2013 compared to $10.8 million for the six months ended June 30, 2012. For the second quarter of 2013 increases in salaries and benefits, occupancy and equipment, FDIC insurance and REO expenses of $100,000 was offset by decreases in marketing and other expenses of $42,000. For the six months ended June 30, 2013 increases in salaries and benefits, occupancy and equipment, FDIC insurance and REO expenses of $189,000 was offset by decreases in marketing and other expenses of $62,000.

Income tax expense decreased $167,000, or 20.3%, to $655,000 for the second quarter of 2013, compared to $822,000 for the second quarter of 2012. Income tax expense decreased $300,000, or 17.8%, to $1.4 million for the six months ended June 30, 2013 as compared to $1.7 million for the six months ended June 30, 2012. The effective tax rate decreased to 32.5% from 38.8% for the second quarter of 2013 compared to the same quarter in 2012 and to 35.3% from 38.9% for the six months ended 2013 compared to the same period in 2012. The decrease in the effective rate was based upon a reduction in state income tax expense as a result of forming a subsidiary real estate investment trust in the second quarter.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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SELECTED FINANCIAL CONDITION DATA (Unaudited)

	June 30,	December 31,
	2013	2012	% Change
	(Dollars in thousands)

Total assets	$1,031,999	$1,045,488	(1.3)%
Cash and cash equivalents	117,654	163,422	(28.0)
Investment securities	134,639	116,774	15.3
Loans receivable, net	718,925	703,898	2.1
Deposits	787,028	801,765	(1.8)
FHLB advances	110,000	110,000	0.0
Subordinated debt	15,464	15,464	0.0
Stockholder’s equity	105,304	104,728	0.5

SELECTED OPERATING DATA (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
	(In thousands, except per share and per share amounts)

Interest and dividend income	$8,698	$9,413	(7.6)%	$17,429	$19,024	(8.4)%
Interest expense	2,168	2,616	(17.1)	4,420	5,341	(17.2)
Net interest income	6,530	6,797	(3.9)	13,009	13,683	(4.9)

Provision for loan losses	192	253	(24.1)	394	426	(7.5)

Net interest income after provision for loan losses	6,338	6,544	(3.1)	12,615	13,257	(4.8)

Other income	1,125	966	16.5	2,227	1,870	19.1
Other expense	5,449	5,391	1.1	10,919	10,792	1.2

Income before taxes	2,014	2,119	(5.0)	3,923	4,335	(9.5)
Provision for income taxes	655	822	(20.3)	1,384	1,684	(17.8)

Net Income	$1,359	$1,297	4.8	$2,539	$2,651	(4.2)

Earnings per share basic	$0.21	$0.19		$0.39	$0.39
Earnings per share diluted	$0.21	$0.19		$0.38	$0.39

Average shares outstanding basic	6,518,558	6,742,591		6,505,246	6,760,448
Average shares outstanding diluted	6,614,475	6,797,333		6,608,352	6,820,495

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	Three Months Ended June 30, 2013		Three Months Ended June 30, 2012
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$712,496	4.47%	$709,651	4.92%
Investment securities	132,386	2.21%	85,765	3.18%
Total interest-earning assets	844,882	4.12%	795,416	4.73%

Interest-bearing deposits	700,793	0.44%	703,547	0.63%
Total borrowings	125,464	4.43%	125,464	4.82%
Total interest-bearing liabilities	826,257	1.05%	829,011	1.26%

Interest rate spread		3.07%		3.47%
Net interest margin		3.09%		3.42%

	Six Months Ended June 30, 2013		Six Months Ended June 30, 2012
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$707,932	4.52%	$714,266	4.97%
Investment securities	124,756	2.28%	73,384	3.52%
Total interest-earning assets	832,688	4.19%	787,650	4.83%

Interest-bearing deposits	708,834	0.46%	694,447	0.67%
Total borrowings	125,464	4.47%	125,464	4.81%
Total interest-bearing liabilities	834,298	1.06%	819,911	1.30%

Interest rate spread		3.13%		3.53%
Net interest margin		3.12%		3.47%

ASSET QUALITY DATA (Unaudited)

	Six Months Ended June 30, 2013	Year Ended December 31, 2012
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,997	$3,762
Provision for loan losses	394	893

Charge-offs	(312)	(691)
Recoveries	12	33
Net charge-offs	(300)	(658)

Allowance at end of period	$4,091	$3,997
Allowance for loan losses as a percent of total loans	0.57%	0.57%
Allowance for loan losses as a percent of nonperforming loans	87.7%	69.5%

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	At June 30, 2013	At December 31, 2012
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$3,371	$3,850
Real estate mortgage - commercial	471	1,275
Real estate mortgage - construction	84	84
Commercial business loans	519	200
Consumer loans	222	342
Total nonaccrual loans	4,667	5,751
Real estate owned	909	906
Total nonperforming assets	$5,576	$6,657
Nonperforming loans as a percent of total loans	0.65%	0.82%
Nonperforming assets as a percent of total assets	0.54%	0.64%

SELECTED FINANCIAL RATIOS (Unaudited)

	Six Months Ended June 30,
	2013	2012
Selected Performance Ratios:
Return on average assets (1)	0.48%	0.52%
Return on average equity (1)	4.77%	5.00%
Interest rate spread (1)	3.13%	3.53%
Net interest margin (1)	3.12%	3.47%
Efficiency ratio	71.67%	69.39%

--(1) Annualized.

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OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (Unaudited)

	Q2 2013	Q1 2013	Q4 2012	Q3 2012	Q2 2012
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$6,530	$6,479	$6,443	$6,508	$6,797
Provision for loan losses	192	202	320	148	253
Net interest income after provision for loan losses	6,338	6,277	6,123	6,360	6,544
Other income	1,125	1,102	1,104	1,029	966
Other expense	5,449	5,470	5,323	5,447	5,391
Income before taxes	2,014	1,909	1,904	1,942	2,119
Provision for income taxes	655	729	746	750	822
Net income	$1,359	$1,180	$1,158	$1,192	$1,297

Share Data:
Earnings per share basic	$0.21	$0.18	$0.18	$0.18	$0.19
Earnings per share diluted	$0.21	$0.18	$0.18	$0.18	$0.19
Average shares outstanding basic	6,518,558	6,491,786	6,466,377	6,625,221	6,742,591
Average shares outstanding diluted	6,614,475	6,602,398	6,545,484	6,681,163	6,797,333
Total shares outstanding	6,970,746	6,970,346	6,936,733	6,963,672	7,185,843

Balance Sheet Data:
Total assets	$1,031,999	$1,053,872	$1,045,488	$1,061,543	$1,026,273
Investment securities	134,639	129,445	116,774	94,292	92,486
Loans receivable, net	718,925	709,337	703,898	691,636	701,750
Deposits	787,028	808,670	801,765	819,414	782,351
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	15,464	15,464	15,464	15,464	15,464
Stockholders’ equity	105,304	106,040	104,728	104,143	105,607

Asset Quality:
Non-performing assets	$5,576	$6,374	$6,657	$5,652	$5,323
Non-performing loans to total loans	0.65%	0.76%	0.82%	0.68%	0.68%
Non-performing assets to total assets	0.54%	0.60%	0.64%	0.53%	0.52%
Allowance for loan losses	$4,091	$4,142	$3,997	$3,696	$3,698
Allowance for loan losses to total loans	0.57%	0.58%	0.57%	0.53%	0.53%
Allowance for loan losses to non-performing loans	87.7%	76.7%	69.5%	78.9%	77.8%

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